UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 23, 2012
Date of Report (date of earliest event reported)

Sigma Designs, Inc.
(Exact name of Registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1778 McCarthy Blvd
Milpitas, California  95035
(Address of principal executive offices)

(408) 262-9003
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On March 23, 2012, Sigma Designs, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Trident Microsystems, Inc. and certain of its subsidiaries (collectively referred to as “Trident”).  The Purchase Agreement was executed following approval by the United States Bankruptcy Court for the District of Delaware (“Court”) of bid procedures (the “Bid Procedures”) for an auction that allows other qualified bidders to submit higher or otherwise better offers, as required under Section 363 of the U.S. Bankruptcy Code.  Pursuant to the Purchase Agreement, the Company will acquire the assets used in or related to Trident’s digital television and PC television businesses (the “DTV Business”) for a purchase price of $21.0 million (the “Acquisition”).  The purchase price is subject to an adjustment based on the closing current asset balance of the DTV Business to the extent the closing current assets balance differs from a target current assets balance.

Trident filed a petition for bankruptcy on January 4, 2012 in the Court, and Trident’s bankruptcy cases are currently pending.  The closing of the Acquisition, which is expected to occur in the second calendar quarter of 2012, remains subject to higher or otherwise better offers in accordance with the Bid Procedures, approval of the Acquisition and the Purchase Agreement by the Court and customary closing conditions.  If Trident accepts an offer other than the Company’s Purchase Agreement, the Company will be entitled to be paid a break-up fee and a reimbursement of its transaction expenses up to a specified maximum amount.

Pursuant to the Purchase Agreement, the Company will acquire all of Trident’s DTV Business products, certain licensed intellectual property rights, specified tangible assets and other assets specified in the Purchase Agreement. Trident previously agreed to sell its set-top box business to another party, and Trident will retain its audio and terrestrial demod businesses. The Company will also acquire leased facilities in Beijing, China and the right to use other facilities of Trident under a short term Facilities Use Agreement for facilities located in Shanghai, China. The Company will assume certain specified liabilities of Trident.

Pursuant to the terms of the Purchase Agreement, certain employees of Trident whose services are used in the DTV Business and who accept employment offers from the Company will be transferred to the Company at closing. The Company and Trident will also enter into a transition services agreement with respect to Trident’s provision of certain transition support services to the Company following the closing.  The Company will also receive transition support services from the purchaser of Trident’s set-top box business, and may be required to perform transition support services to the purchaser of Trident’s set-top box business.  The Purchase Agreement provides that the Company and Trident will enter into a non-competition agreement which restricts Trident from competing in the DTV Business for two years following the closing.

The foregoing description of the terms of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which are included hereto as Exhibit 2.1, and incorporated herein by reference in its entirety.

Forward-Looking Statements

This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the anticipated acquisition by the Company of the DTV Business from Trident and the anticipated timing of bankruptcy related events impacting the acquisition process.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that, the acquisition by the Company will not be completed as a result of the competitive auction process or otherwise, the risk that Trident’s DTV Business will deteriorate before the acquisition is closed as a result of the bankruptcy or for other reasons; the risk that the Company’s efforts to operate the DTV Business will not be successful and that the Company may be required to invest substantially more in the DTV Business than presently anticipated, the risks and management distraction associated with integrating a business that has significant international operations, new customers and new technology, risks that the Company’s systems and infrastructure may not be adequate to effect a rapid and orderly transition of the business and transferred employees from Trident to the Company; risks associated with entering into a new business; technology risks; competition; the risk that the market for DTV solutions may not develop as the Company anticipates, and risks associated with the Company’s ability to deploy and achieve market acceptance for DTV products.   Additional risk factors are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s quarterly report on Form 10-Q as filed December 8, 2011.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Item 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

2.1	Asset Purchase Agreement dated March 23, 2012 by and between Sigma Designs, Inc. and Trident Microsystems, Inc. and certain of its subsidiaries

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 26, 2012		SIGMA DESIGNS, INC.

	By:	/s/ Thinh Q. Tran
Thinh Q. Tran President and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.                                 Description

99.1	Asset Purchase Agreement dated March 23, 2012 by and between Sigma Designs, Inc. and Trident Microsystems, Inc. and certain of its subsidiaries.